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Exhibit 23.1



                         CONSENT OF INDEPENDENT AUDITORS


The Board of Directors and Stockholders
AmerUs Life Holdings, Inc.:


We consent to incorporation by reference in the Registration Statement Nos. 333-32201, 333-32203, 333-40065, 333-20907, 333-20905, 333-63895, and 333-72237
on Forms S-8 and Registration Statement Nos. 333-72643 and 333-50249 on Forms S-3 of our reports dated February 10, 1999, relating to the consolidated balance sheets of AmerUs Life Holdings, Inc. and subsidiaries as of December 31, 1998 and 1997, and related consolidated statements of income, comprehensive income, stockholders' equity, and cash flows and related schedules for each of the years in the three-year period ended December 31, 1998, which appears in the December 31, 1998 annual report on Form 10-K of AmerUs Life Holdings, Inc.


                                                     KPMG Peat Marwick LLP

Des Moines, Iowa
March 25, 1999